Exhibit 10.3

BRIGHTHOUSE SERVICES, LLC

TEMPORARY INCENTIVE DEFERRED COMPENSATION PLAN

(Restated as of March 13, 2018)

1. Purpose Of The Plan

The purposes of the Plan are to promote the growth and success of Brighthouse Financial through a plan sponsored by Brighthouse Services, LLC, the primary employing entity of the Brighthouse group of companies, including any successor thereto and all Affiliates (collectively referred to as the “Company”), in attracting and retaining highly-qualified employees at this critical juncture. This Plan will advance those goals by providing cash incentives to a select group of management or highly compensated Employees who: (i) due to the Disaffiliation (defined below) forfeited, or are anticipated to forfeit, incentive equity awards granted by MetLife, Inc., (ii) due to the anticipated Disaffiliation, would otherwise have been eligible for incentive Equity but were not granted incentive equity awards by MetLife, Inc. in 2017, or (iii) are entitled to receive, pursuant to the terms of an employment letter with the Company, cash incentive compensation in the event that Brighthouse Financial, Inc. is unable to timely issue incentive equity awards or the Company otherwise determines that granting of a cash incentive is preferable.

2. Definitions

Whenever used herein, the following terms shall have the respective meanings set forth below.

(a) “2017 LTI Credit” means the amount credited to a Participant, as determined by the Plan Administrator in its sole discretion, who was not granted a MetLife Award in 2017 by MetLife, Inc. or its Affiliates solely due to the Disaffiliation, as determined by the Plan Administrator.

(b) “2017 LTI Deferred Compensation” means, with respect to a Participant, all 2017 LTI Credits credited to such Participant plus interest credited thereon as provided in this Plan.

(c) “Affiliate” means any corporation, partnership, limited liability company, trust or other entity which, directly or indirectly through one or more intermediaries, controls or is controlled by the referenced company.

(d) “Anniversary Vesting Date” has the meaning set forth in Section 8(c).

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means “Cause” as defined in the Brighthouse Financial, Inc. 2017 Stock and Incentive Compensation Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” means a compensation committee of the Board comprised of two or more Outside Directors; provided, however, that until such time as committee meeting the requirements specified herein has been appointed, the Board shall exercise all powers of the Committee.

(i) “Company” has the meaning set forth in Section 1.

(j) “Covered Employee” means the CEO and his or her direct reports.

(k) “Credit Date”, with respect to an Initial Credit, means the date on which the Initial Credit is credited to a Participant. The Credit Date of any Forfeiture Initial Credit is August 7, 2017; provided, however, that the Credit Date of any Forfeiture Initial Credit for a Participant that was hired by the Company after the Disaffiliation Date, as described in Section 2(o) of the Plan, is September 30, 2017. The Credit Date of any 2017 LTI Credit is the Effective Date of the Plan. The Credit Date of New Hire Initial Credit will be the date the Plan Administrator, in his sole discretion, allocates the New Hire Initial Credit to the Participant.

(l) “Deferred Compensation” means, with respect to a Participant, the Forfeiture Initial Credit, New Hire Initial Credit, and/or 2017 LTI Credit credited to such Participant plus interest credited thereon as provided in this Plan.

(m) “Disaffiliation” means the disaffiliation of Brighthouse Financial, Inc. and its affiliates (as determined immediately after the disaffiliation), including the Company, from MetLife, Inc. and all of its affiliates (as determined immediately after the disaffiliation) such that MetLife, Inc. and all its affiliates no longer own 80% or more of the common stock of Brighthouse Financial, Inc. and its affiliates, including the Company. Such disaffiliation may be effected in any manner, including, but not limited to, a spin-off of Brighthouse Financial, Inc. and its affiliates, including the Company, into a public entity.

(n) “Disaffiliation Date” means the date of consummation of the Disaffiliation from MetLife, Inc. and each of its Affiliates.

(o) “Disaffiliation Forfeiture” means the partial or complete forfeiture, on or prior to the Disaffiliation Date, of a MetLife Award due to the actual or anticipated termination of employment of a Participant with an affiliate of MetLife, Inc. as a result of the Disaffiliation. Notwithstanding any other provision of the Plan to the contrary, the partial or complete forfeiture of a MetLife Award due to the termination of employment of an individual with an affiliate of MetLife, Inc. after the Disaffiliation Date who is subsequently hired by the Company on or prior to September 12, 2017, shall be considered a Disaffiliation Forfeiture.

(p) “Effective Date” has the meaning set forth in Section 17.

(q) “Employee” means any individual employed (within the meaning of the Code and regulations and interpretive guidance issued thereunder) by the Company or any of its Affiliates.

(r) “End of Accrual Date” means:

(i) With respect to any portion of a Participant’s Forfeiture Initial Credit and the interest credited on such amount, the date(s) on which “Period of Restriction” or “Performance Period” applicable to such portion was scheduled to end under the “Standard Settlement Terms” or “Standard Performance Terms” of the MetLife Award that generated such Forfeiture Initial Credit (as each such term is defined in the MetLife Award).

(ii) With respect to any portion of a Participant’s New Hire Initial Credit and the interest credited on such amount, the third (3rd) anniversary of the Participant’s date of hire.

(iii) With respect to any Tranche of a Participant’s 2017 LTI Credit and the interest credited on such amount, the Anniversary Vesting Date of such Tranche.

(s) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(t) “Forfeiture Deferred Compensation” means, with respect to a Participant, all Forfeiture Initial Credits credited to such Participant plus interest credited thereon as provided in this Plan.

(u) “Forfeiture Initial Credit” means the amount credited to a Participant, as determined by the Plan Administrator in its sole discretion, because a Disaffiliation Forfeiture of a MetLife Award. Unless otherwise determined by the Plan Administrator, the Forfeiture Initial Credit shall be equal to the number of Restricted Stock Units or Performance Shares underlying the applicable MetLife Award, less any number of Restricted Stock Units or Performance Shares in such MetLife Award that have been either issued in shares of MetLife, Inc. common stock or were included in any formula for a pro rata payment of the MetLife Award, multiplied by the “Closing Price” of MetLife, Inc. common stock on the “Credit Date”, as such terms are defined in the MetLife Award. Stock Options or Unit Options (collectively “Options”) issued by MetLife that are subject to a Disaffiliation Forfeiture will also be part of the Forfeiture Initial Credit. The value of forfeited Options taken into account for purposes of this Forfeiture Initial Credit is equal to the number of Stock Options or Unit Options in an Award that were not yet exercisable as of the Disaffiliation Date, multiplied by one-third (1/3) of the “Exercise Price” of the Award, as such term is defined in the terms of the MetLife Award.

(v) “Initial Credit” means a Forfeiture Initial Credit, 2017 LTI Credit or New Hire Initial Credit, as applicable.

(w) “Legal Deferral Requirements” means requirements under law to achieve deferral of income taxation, including but not limited to Code Section 409A and any regulations promulgated thereunder.

(x) “MetLife Award” means an award of Restricted Stock Units, Performance Shares, Stock Options and Unit Options under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or the MetLife, Inc. 2015 Stock and Incentive Compensation Plan.

(y) “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of Performance-Based Compensation in accordance with Section 9(d) of the Plan; provided, that, the exercise of such discretion would not cause the Performance-Based Compensation to fail to qualify as performance-based compensation under Section 162(m) of the Code.

(z) “New Hire Initial Credit” means the amount, as determined by the Plan Administrator in its sole discretion, credited to a Participant who is entitled to receive, pursuant to the terms of an employment letter with the Company, cash incentive compensation in the event that Brighthouse Financial, Inc. were unable to timely issue incentive equity awards or the Company otherwise determines that granting of a cash incentive is preferable.

(aa) “New Hire Deferred Compensation” means, with respect to a Participant, all New Hire Amounts credited to such Participant plus interest credited thereon as provided in this Plan.

(bb) “Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

(cc) “Participant” means any Employee designated by the Plan Administrator to participate in the Plan.

(dd) “Performance-Based Compensation” means all or a portion of a Participant’s Deferred Compensation that is credited in order to provide remuneration solely on account of the attainment of one or more Performance Goals and that is intended to satisfy the requirements of Section 162(m) of the Code for performance-based compensation.

(ee) “Performance Goals” means one or more goals established by the Committee for a Performance Period based upon one or more Performance Metrics.

(ff) “Performance Metrics” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance-Based Compensation under the Plan. The Performance Metrics that will be used to establish the Performance Goal(s) shall be based on performance of the Company or Brighthouse Financial, Inc. (or division, business unit, operational unit, product, product segment or product sub-segment thereof) and shall be one or more of the following:

(i) Operating Earnings (on a Consolidated basis or by Company);

(ii) Operating ROE;

(iii) Cash Flow (including free cash flow, gross cash flow, statutory cash flow and return on capital);

(iv) Decrease in Fixed Expenses;

(v) Number of Transition Service Agreements with MetLife exited

(vi) Value of New Business;

(vii) VA Target Funding;

(viii) Risk Based Capital Ratio(s);

(ix) Ratings from Rating Agencies (including maintaining a minimum rating or an increase in rating);

(x) Earnings Per Share; and

(xi) Share Price (including but not limited to total shareholder return).

All Performance Metric terms not defined in this Plan are as defined in the Form 10 filed by the Company or, alternatively, if these definitions are modified, added or updated by later financial statements (including but not limited to the Quarterly Financial Statement or any equivalent), then as defined in the financial statements of the Company (subject to any modifications noted in the Committee’s resolution setting the Performance Goals for any Performance Period).

(gg) “Performance Period” means the period over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of Performance-Based Compensation. Unless otherwise determined by the Committee, (i) the Performance Period for a Participant’s Forfeiture Deferred Compensation shall be the remainder of the

“Period of Restriction” or “Performance Period” of the MetLife Award that generated such Forfeiture Deferred Compensation (as such terms are defined in such MetLife Award), (ii) the Performance Period for a Participant’s New Hire Deferred Compensation shall be the three (3)-year period commencing on the applicable Credit Date, and (iii) the Performance Period for a Tranche of a Participant’s 2017 LTI Deferred Compensation shall be the period from the Credit Date through the Anniversary Vesting Date applicable to such Tranche. Notwithstanding the prior language of this definition, the Committee shall have the ability to set supplementary Performance Goals with a Performance Period shorter than the periods described in (i) through (iii) above.

(hh) “Plan” means this Brighthouse Services, LLC Temporary Incentive Deferred Compensation Plan, as amended or restated from time to time.

(ii) “Plan Administrator” shall mean the Plan Administrator of the Brighthouse Services, LLC Savings Plan and Trust including any person to whom such office has been delegated.

(jj) “Pro-Rated Portion” has the meaning set forth in Section 8(f).

(kk) “Restricted Stock Units” has the meaning ascribed to such term in the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or the MetLife, Inc. 2015 Stock and Incentive Compensation Plan.

(ll) “Rule of 65 Date” means the date that the sum of a Participant’s total age plus total Service is equal to or greater than sixty-five (65), so long as the Participant’s Service is equal to or greater than five (5).

(mm) “Service” means the whole number of the Participant’s completed years of employment with the Company. Completed years of employment will be computed based on the anniversaries of the date the Participant was first employed by the Company and ending on the date of termination of employment. However, if the Participant incurred any break in service, the period of Service will be determined in the sole discretion of the Plan Administrator. Once a Participant has completed five years of Service, the Plan Administrator, may in its discretion, count partial years of Service but only in completed months. “Service” shall also include the years of service with MetLife Group, Inc. and its affiliates recognized at the time the Participant directly transitioned employment from MetLife Group, Inc. or its affiliates to the Company, based on the Participant’s adjusted benefits service date, as provided by MetLife Group, Inc. or its affiliates. Notwithstanding the forgoing, in no event will prior service with MetLife Group, Inc. or its affiliates be counted as Service for a Participant that was hired by the Company after the Disaffiliation Date.

(nn) “Specified Employee” has the meaning set forth in the Brighthouse Services, LLC Auxiliary Savings Plan.

(oo) “Tranche” has the meaning set forth in Section 8(b).

(pp) “Termination of Employment” and any similar term means, as applied after the Effective Date, the termination of a Participant’s employment with, and performance of services for, the Company and/or any of its Affiliates for any reason, whether voluntary or involuntary. Whether a Termination of Employment has occurred shall be determined in the discretion of the Plan Administrator consistent with Company policies and Internal Revenue Code Section 409A.

(qq) “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in rule 13d-3 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended from time to time.

(rr) “Change of Control” shall occur if any of the following events occur after March 12, 2018:

(i) Any Person acquires (other than directly from Brighthouse Financial, Inc.) Beneficial Ownership, directly or indirectly, of securities of Brighthouse Financial, Inc. representing thirty percent (30%) or more of the combined Voting Power of Brighthouse Financial, Inc.’s securities;

(ii) Within any twenty-four (24) month period, the individuals who were Directors of Brighthouse Financial, Inc. at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors or the Board of Directors of any successor to Brighthouse Financial, Inc.; provided, that any Director elected or nominated for election to the Board of Directors of Brighthouse Financial, Inc. by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this Section 2(rr)(ii); provided, further, notwithstanding the foregoing, that no individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of Directors of Brighthouse Financial, Inc. or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of any agreement intended to avoid or settle any such election contest or solicitation of proxies or consents, shall be considered an Incumbent Director for purposes of this Section 2(rr)(ii);

(iii) The shareholders of Brighthouse Financial, Inc. approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of Brighthouse Financial, Inc. which is consummated (a “Corporate Event”), and immediately following the consummation of which the shareholders of Brighthouse Financial, Inc. immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation, or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than thirty percent (30%) of the consolidated assets of Brighthouse Financial, Inc. immediately prior to such Corporate Event; or

(iv) The stockholders of Brighthouse Financial, Inc. approve a plan of complete liquidation or dissolution of Brighthouse Financial, Inc., or the approval by the Board of a plan of complete or partial liquidation or dissolution of an affiliate of Brighthouse Financial, Inc. that is a life insurance operating company, which affiliate’s assets represent fifty percent (50%) or more of the combined assets of all affiliates of Brighthouse Financial, Inc. that are life insurance operating companies measured as of the date immediately preceding the date the liquidation or dissolution is approved. For purpose of this section 2(rr)(iv) only, “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act, with reference to Brighthouse Financial Inc., and shall also include any corporation, partnership, joint venture, limited liability company, or other entity in which Brighthouse Financial Inc. owns, directly or indirectly, at least fifty percent (50%) of the total combined Voting Power of such corporation or of the capital interest or profits interest of such partnership or other entity.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the combined Voting Power of Brighthouse Financial, Inc.’s securities as a result of acquisition of Voting Securities by Brighthouse Financial, Inc. which, by reducing the number of Voting Securities outstanding, increases the proportional number of securities over which such Person has Beneficial Ownership; provided, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Brighthouse Financial, Inc., and after such share acquisition by

Brighthouse Financial, Inc., the Subject Person becomes the Beneficial Owner of any additional securities that increase the then outstanding combined Voting Power of Brighthouse Financial, Inc.’s securities Beneficially Owned by such Subject Person, then a Change of Control shall occur.

(ss) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof; provided, however, that “Person” shall not include (i) Brighthouse Financial, Inc. or any Affiliate or (ii) any employee benefit plan (including an employee stock ownership plan) sponsored by Brighthouse Financial, Inc. or any Affiliate.

(tt) “Voting Power” shall mean such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

(uu) “Voting Securities” shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.

3. Plan Administration

(a) The Plan Administrator shall administer the Plan.

(b) The Plan Administrator may establish, amend, and rescind rules and regulations relating to the Plan.

(c) Except for those powers specifically reserved to the Committee in Section 3(h), the Plan Administrator shall also have the sole and absolute discretion to construe and interpret the provisions of the Plan, determine eligibility to participate in the Plan and grant Awards, determine amounts due and owing under the Plan, provide for conditions necessary or advisable to protect the interest of the Company and its Affiliates, construe all communications related to the Plan, and make all other determinations it deems necessary or advisable for the administration and interpretation of the Plan. The Plan Administrator may conform any provision of this Plan to the extent such provision is inconsistent with any provision of law that the Plan Administrator determines is applicable to the Deferred Compensation in the Plan including, but not limited to, Legal Deferral Requirements.

(d) Determinations, interpretations and other actions made by the Plan Administrator and, with respect to actions set forth in Section 3(h), the Committee, shall be final, binding, and conclusive for all purposes and upon all individuals.

(e) The Plan Administrator may prescribe forms as the sole and exclusive means for Participants to take actions authorized or allowed under the Plan. The Plan Administrator may issue communications to any person as it deems necessary or appropriate in connection with the Plan.

(f) Except to the extent prohibited by applicable law, communication by the Plan Administrator (and by a Participant to the extent authorized by the Plan Administrator) of any document or writing, including any document or writing that must be executed by a party, may be in an electronic form of communication.

(g) The Plan Administrator may appoint such agents, who may be officers or employees of Brighthouse Financial, Inc. or any of its Affiliates, as it deems necessary or appropriate to assist it in administering the Plan and may grant authority to such agents to execute documents and take action on its behalf. The Plan Administrator may consult such legal counsel, consultants, or other professionals as it deems desirable and may rely on any opinion received from any such professional or from its agent. All expenses incurred in the administration of the Plan shall be paid by the Company or any of its Affiliates.

(h) Notwithstanding anything herein to the contrary, the Committee shall have the exclusive authority under the Plan to (i) designate Awards that are intended to constitute qualified performance-based compensation under Section 162(m) of the Code; (ii) establish the Performance Periods over which performance will be measured; (iii) determine the Performance Goal(s) and (iv) certify the achievement of the Performance Goals pursuant to Section 9(d) of the Plan in accordance with Section 162(m) of the Code.

4. Crediting of Deferred Compensation

(a) Crediting. Each Participant’s Initial Credit(s) shall be credited for a Participant effective upon the applicable Credit Date, and shall be, along with interest thereon thereafter credited under the Plan, Deferred Compensation.

(b) Interest. Each Participant’s Deferred Compensation shall earn interest calculated from the date an Initial Credit is credited until the applicable End of Accrual Date, reflecting an interest rate that will be re-set effective each December 1st of each year based upon 120% AFR\Long Term\Monthly rate for November of the reset year. Deferred Compensation credited to a Participant between the Effective Date and December 31, 2017, will be credited with interest at a rate of 3.2%. Interest will be credited on a daily basis.

5. Payment In Cash. All amounts of Deferred Compensation shall be paid in cash.

6. Forfeiture Deferred Compensation

(a) Eligibility. Forfeiture Deferred Compensation may be credited only to Participants who experienced a Disaffiliation Forfeiture, as determined by the Plan Administrator.

(b) Vesting - General. Any portion of Participant’s outstanding Forfeiture Deferred Compensation shall vest upon the End of Accrual Date applicable to such portion.

(c) Vesting - Death. If the Participant’s employment terminates due to the Participant’s death, all of the Participant’s outstanding Forfeiture Deferred Compensation shall vest effective immediately prior to such termination.

(d) Vesting - Certain Separations. If the Participant’s employment (i) is terminated by the Company or an Affiliate thereof, (ii) in connection with such termination, the Company agrees to enter with the Participant into a separation agreement under a severance program of the Company or such Affiliate, and (iii) such separation agreement becomes effective no later than March 15th of the year after the year the separation agreement is offered to the Participant, then the Participant’s Forfeiture Deferred Compensation shall vest as and when the separation agreement is final and effective.

(e) Forfeiture. Unless otherwise provided by the Plan Administrator in its discretion, any unvested portion of a Participant’s Forfeiture Deferred Compensation shall be forfeited upon his or her termination of employment. Unless otherwise provided by the Plan Administrator in its discretion, notwithstanding anything in this Section 6 to the contrary, upon a Participant’s termination of employment for Cause, all of Participant’s then outstanding Forfeiture Deferred Compensation, vested and unvested, shall be forfeited.

(f) Timing of Payment. Any vested portion of a Participant’s Forfeiture Deferred Compensation that remains outstanding on the applicable End of Accrual Date shall be paid as soon as administratively practicable following such End of Accrual Date. Notwithstanding the foregoing, with respect to a Participant who is a Covered Employee, the determination as to whether or not such Participant becomes entitled to payment in respect of any vested portion of Forfeiture Deferred Compensation shall be subject to the additional terms and conditions of Section 9. Furthermore, any Participant who was a Specified Employee prior to termination and who’s vesting was accelerated under (d) above in this Section 6, shall not be paid until six months after the later of, their date of termination, or if they continued to provide services to the Company, separation from service date as defined under 409A.

(g) Notwithstanding any provision of this Section 6 to the contrary, in the event a Participant’s Forfeiture Deferred Compensation vests on the last day of a calendar year, then such Forfeiture Deferred Compensation shall vest on January 1 of the subsequent calendar year.

7. New Hire Deferred Compensation

(a) Eligibility. New Hire Deferred Compensation may be credited only to Employees who are entitled to receive, pursuant to the terms of an employment letter with the Company, cash incentive compensation in the event that Brighthouse Financial, Inc. was unable to timely issue incentive equity awards or the Company otherwise determines that granting of a cash incentive is preferable.

(b) Vesting. A Participant’s outstanding New Hire Deferred Compensation shall vest on the third (3rd) anniversary of the Participant’s employment with the Company. Notwithstanding the first sentence, if a Participant’s employment with the Company or any Affiliate thereof terminates due to the Participant’s death, then all of the Participant’s outstanding New Hire Deferred Compensation shall vest effective immediately prior to such termination.

(c) Forfeiture. Unless otherwise provided by the Plan Administrator in its discretion, any unvested portion of a Participant’s New Hire Deferred Compensation shall be forfeited upon his or her termination of employment for any reason.

(d) Timing of Payment. Any vested portion of a Participant’s New Hire Deferred Compensation that remains outstanding on the third (3rd) anniversary of the Participant’s employment with the Company shall be paid as soon as administratively practicable following such anniversary date. Notwithstanding the foregoing, with respect to a Participant who is a Covered Employee, the determination as to whether or not such Participant becomes entitled to payment in respect of any vested portion of New Hire Deferred Compensation shall be subject to the additional terms and conditions of Section 9. Furthermore, any Participant who was a Specified Employee prior to termination and who’s vesting was accelerated under (ii) above in Section 7(b), shall not be paid until six months after the later of, their date of termination, or if they continued to provide services to the Company, separation from service date as defined under 409A.

8. 2017 LTI Deferred Compensation

(a) Eligibility. 2017 LTI Deferred Compensation may be credited only to Employees who, as determined by the Plan Administrator, were not granted incentive equity awards by MetLife, Inc. in 2017 due to the anticipated Disaffiliation.

(b) Tranches. A Participant’s 2017 LTI Credit shall be divided into three portions, each representing one third (1/3) of the total 2017 LTI Credit. Each such portion of the 2017 LTI Credit and interest credited thereon shall be referred to as a “Tranche”.

(c) Vesting - General. Each Tranche of a Participant’s 2017 Award Deferred Compensation will be subject to a separate vesting date (each, an “Anniversary Vesting Date”). One Tranche shall vest on the first (1st) anniversary of the Credit Date. Another Tranche shall vest on the second (2nd) anniversary of the Credit Date. The remaining Tranche shall vest on the third (3rd) anniversary of the Credit Date.

(d) Death and Rule of 65. If a Participant’s employment with the Company or any Affiliate thereof terminates (i) due to the Participant’s death or (ii) on or after the Participant’s Rule of 65 Date (other than by the Company or its Affiliates for Cause), then the remaining unvested 2017 LTI Deferred Compensation Credits shall become vested effective immediately after such termination of employment.

(e) Certain Terminations of Employment. If the Participant’s employment (i) is terminated by the Company or an Affiliate thereof, (ii) in connection with such termination, the Company agrees to enter with the Participant into a separation agreement under a severance program of the Company or such Affiliated, and (iii) ) such separation agreement becomes effective no later than March 15th of the year after the year the separation agreement is offered to the Participant, then the Participant’s 2017 LTI Deferred Compensation shall vest as and when the separation agreement is final and effective.

(f) Definition of “Pro-Rated Portion”. For purposes of this Section 8, “Pro-Rated Portion” of an unvested Tranche means the 2017 LTI Credit under such Tranche plus interest credited thereon up to the date credits can no longer be applied to facilitate processing of payment of the deferred compensation.

(g) Forfeiture. Unless otherwise provided by the Plan Administrator in its discretion, any unvested portion of a Participant’s 2017 LTI Deferred Compensation shall be forfeited upon his or her termination of employment. Unless otherwise provided by the Plan Administrator in its discretion, notwithstanding anything in this Section 8 to the contrary, upon a Participant’s termination of employment for Cause, all of a Participant’s then outstanding 2017 LTI Deferred Compensation, vested and unvested, shall be forfeited.

(h) Timing of Payment; Covered Employees. Any vested portion of a Tranche of 2017 LTI Deferred Compensation (including any portion that became vested under paragraphs (d) or (e) above) shall be paid as soon as administratively practicable after that Tranche’s applicable Anniversary Vesting Date. Notwithstanding the foregoing, with respect to a Participant who is a Covered Employee, the determination as to whether or not such Participant becomes entitled to payment in respect of any vested portion of 2017 LTI Deferred Compensation shall be subject to the additional terms and conditions of Section 9. Furthermore, any Participant who was a Specified Employee prior to termination and who’s vesting was accelerated due to application of Section 7(e) or termination under the Rule of 65, shall not be paid until six months after the later of, their date of termination, or if they continued to provide services to the Company, separation from service date as defined under 409A.

9. Performance-Based Compensation

(a) Designation of Performance-Based Compensation. Deferred Compensation credited under the Plan to Participants who are Covered Employees is intended to qualify as performance-based compensation under Section 162(m) of the Code. Unless otherwise determined by the Committee, including by the imposition of supplementary Performance Goals subsequent to the Credit Date, the Committee shall, within the first 90 days of a Performance Period (or prior to the expiration of 25% of the Performance Period, if the Performance Period is less than one year), designate any portion or all of a Covered Employee’s Participant’s Deferred Compensation as Performance-Based Compensation in order to qualify such amount as “performance-based compensation” under Section 162(m) of the Code. Without limiting the generality of the foregoing, following the appointment of a Committee whose members would meet the conditions to be Outside Directors, the Committee shall impose supplementary Performance

Goals consistent with the requirements of this Section 9 and Section 162(m) of the Code on any Deferred Compensation allocated to any Covered Employee, and the vesting of any such Deferred Compensation shall in all events be contingent upon the satisfaction of such Performance Goals, in additional to any other vesting conditions otherwise applicable thereto. The Committee may establish different Performance Goals and different Performance Periods (including with respect to any supplementary Performance Goals) as to specified portions of a Covered Employee’s Forfeiture Initial Credit, 2017 LTI Credit or New Hire Initial Credit.

(b) Establishment of Performance Metrics and Goals. Within the first 90 days of a Performance Period (or prior to the expiration of 25% of a Performance Period, if the Performance Period is less than one year), the Committee shall select the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to payments of deferred compensation under this Plan and shall record the same in writing.

(c) Adjustments. The Committee shall adjust or modify the calculation of a Performance Goal for a Performance Period, in such manner as it shall, it its sole discretion, deem necessary or appropriate in connection with any one or more of the following events: (i) asset write-downs; (ii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iii) any reorganization and restructuring programs; (iv) extraordinary, unusual or infrequently occurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (v) acquisitions or divestitures; (vi) any other specific unusual or nonrecurring events, or objectively determinable category thereof; or (vii) a change in the Company’s fiscal year No adjustment shall be made if the effect would be to cause Performance-Based Compensation to fail to qualify as performance-based compensation under Section 162(m) of the Code.

(d) Certification by Committee. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of a Participant’s Performance-Based Compensation earned for the period. The Committee may apply Negative Discretion in accordance with Section 9(f) hereof to reduce a Participant’s Performance-Based Compensation for the Performance Period, if and when it deems appropriate.

(e) Achievement of Performance Goal Requirement. Notwithstanding anything in the Plan to the contrary, unless Deferred Compensation vests on account of a Participant’s death, a Participant shall be eligible to receive payment in respect of Performance-Based Compensation only to the extent that the Performance Goal(s) for the applicable Performance Period are achieved.

(f) Negative Discretion. In determining the actual amount of Performance-Based Compensation payable to a Participant for a Performance Period, the Committee may reduce or eliminate the amount of the Performance-Based Compensation earned through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. Except as expressly provided in Section 9(c), the Committee shall not have the discretion to (A) provide payment in respect of Performance-Based Compensation for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase the amount payable in respect of any Performance-Based Compensation.

(g) Maximum Performance-Based Compensation Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum payout that each Covered Employee may receive under the Plan for a Performance Period with respect to Deferred Compensation designated as Performance-Based Compensation is $7,000,000 (seven million dollars)

(h) Shareholder Approval. Notwithstanding any provision contained in this Plan to the contrary, no portion of a Participant’s Performance-Based Compensation shall be paid on or after the first regularly scheduled meeting of the shareholders of the Company that occurs more than 12 months after the Disaffiliation Date, and the Participant shall not have any right to any such payment, unless and until shareholder approval of the material terms of the Plan is obtained in accordance with Section 162(m) of the Code.

10. Headings; Interpretation

The use of headings in the Plan is for convenience. The headings shall not provide substantive rights. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

11. Withholding and Effect of Taxes

Payments under this Plan will be made after the withholding of any federal, state, or local income taxes, employment taxes (such as, but not limited to FICA and/or SUTA) or other taxes or amounts obligated to be withheld, as determined by the Plan Administrator in its discretion. All tax liabilities arising out of deferrals under this Plan shall be the sole obligation of the Participant or his or her beneficiary, including but not limited to any tax liabilities arising out of Code Section 409A. Withholding of any taxes or other items required by law, may, at the sole discretion of the Plan Administrator, be made from Deferred Compensation amounts prior to the Deferred Compensation being credited to the Participant under the Plan. Alternatively, at the sole discretion of the Plan Administrator taxes or any other items required by law to be withheld may be made from Deferred Compensation payable under the Plan or from any other payments due to the Participant from the Company and/or any of its Affiliates.

12. Section 409A

This Plan is intended to comply with Section 409A of the Code to the extent subject thereto and shall be construed and administered to be in compliance therewith. Notwithstanding any other provision of the Plan, if any payment to a Participant in connection with his or her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the six (6)-month anniversary of the date of termination of employment or date of separation from service, as applicable. However if the Participant dies before the six month period is complete, payment shall be made as soon as administratively practicable after Participant’s death. The aggregate of any payments that would otherwise have been paid and interest thereon calculated as set forth in Section 4 shall be paid to the Participant in a lump sum as soon as reasonably practicable following such six (6)-month anniversary. Notwithstanding anything herein to the contrary, neither the Company nor the Plan Administrator shall have any obligation to take any action to prevent the assessment of, nor shall be liable for, any excise tax or penalty on any Participant under Section 409A of the Code.

13. Beneficiary Designation

The Plan Administrator shall prescribe the form by which each Participant may designate a beneficiary or beneficiaries (who may be named contingently or successively) for purposes of receiving any payment of Deferred Compensation after the death of the Participant. Each designation will be effective only upon its receipt by the Plan Administrator during the life of the individual making the designation and shall revoke all prior beneficiary designations by that individual related to this Plan. To the extent a Participant has not designated a beneficiary or beneficiaries, any payment of Deferred Compensation after the death of the Participant shall be paid to the beneficiary named under the Participant’s employer provided life insurance coverage. If the participant has no beneficiary for employer provided life insurance coverage for any reason then the Deferred Compensation will be paid to the Participant’s estate.

14. Loans and Assignments

The Plan shall make no loan, including any loan on account of any Deferred Compensation, to any Participant or any other person nor permit any Deferred Compensation to serve as the basis or security for any loan to any Participant or any other person. No Participant or any other person may sell, assign, transfer, pledge, commute, or encumber any Deferred Compensation or any other rights under this Plan, except as provided in Section 13, “Beneficiary Designation.”

15. Nature of Liability

All Deferred Compensation amounts accrued under this Plan are unsecured obligations of the Company, and are not obligations, debts, nor liabilities of any other entity or party. This Plan and the liabilities created hereunder are unfunded. Any means for adjusting or communicating the value of Deferred Compensation, and any documentation regarding this Plan or any Participant’s Deferred Compensation, are for recordkeeping purposes only and do not create any right, property, security, or interest in any assets of the Company or any other party. All Deferred Compensation credited under this Plan is subject to the claims of general creditors of the Company.

16. No Guarantee of Agency; No Limitation on Principal Action

No Deferred Compensation shall be treated as compensation or benefit eligible compensation for purposes of a Participant’s right under any other plan, policy, or program, except as explicitly stated or provided in such plan, policy, or program. Nothing in this Plan shall be construed to limit, impair, or otherwise affect the right of any entity to make adjustments, reorganizations, or changes to its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

17. Effectiveness and Term of the Plan

This Plan shall be effective as of March 28, 2017 (the “Effective Date”), following its adoption by the Board and shall continue in effect unless and until it is terminated pursuant to its terms.

18. Governing Law

This Plan shall be construed in accordance with and governed by North Carolina law, without regard to principles of conflict of laws.

19. Claims

Claims for benefits and appeals of denied claims under the Plan shall be administered in accordance with the ERISA claims and appeals procedures in Section 24 of the Plan.

20. Entire Plan; Third Party Beneficiaries

This Plan document is the entire expression of the Plan, and no other oral or written communication, other than documents authorized under this Plan and fulfilling its express terms, shall determine the terms of the Plan or the terms of any agreement between any person and the Company or any of its Affiliates with regard to the Plan or Deferred Compensation. There are no third party beneficiaries to this Plan, other than Participants’ respective beneficiaries designated under the terms of this Plan whose rights do not arise unless and until the Participant dies.

21. Amendment and Termination

Except to the extent otherwise required by law, including but not limited to Legal Deferral Requirements and Section 162(m) of the Code, the Plan Administrator or its authorized delegate may amend, modify, suspend, or terminate the Plan at any time in its sole discretion without providing prior notice to or receiving consent from Participants.

Except to the extent otherwise required by law, the Plan Administrator or its authorized delegate may amend, modify, suspend, or terminate the Plan at any time in its sole discretion without providing prior notice to or receiving consent from Participants; provided that, no amendment that requires shareholder approval in order for the Plan to comply with applicable law, including to continue to comply with Section 162(m) of the Code, shall be effective unless approved by the requisite shareholder vote.

(a) Limitations on Amendment After a Change of Control. Notwithstanding any other provision of this Plan, no amendments can be made to this Plan after the occurrence of a Change of Control that would, in any way, decrease the amount of 2017 LTI Deferred Compensation, Forfeiture Deferred Compensation or New Hire Deferred Compensation credited on behalf of a Participant under the Plan as of the date the Change of Control occurred. Further, no amendments or modifications to the timing and form of distributions available under this Plan can be made after a Change of Control has occurred.

22. Qualified Domestic Relations Orders

The Plan Administrator will distribute, designate, or otherwise recognize the attachment of any portion of a Participant’s Deferred Compensation in favor of a Participant’s spouse, former spouse or dependents to the extent such action is mandated by the terms of a qualified domestic relations order as defined in Section 414(p) of the Code, and consistent with the terms of Sections 4 through 9 of the Plan.

23. Right of Offset

The Company and/or its Affiliates, at any time, may offset against any amounts as they become due and payable under the Plan any indebtedness due from a Participant to the Company or any of its Affiliates regardless of the source of such debt or the circumstances under which it arose. If the Plan pays any benefits to any individual while that individual owes a debt to the Company or any of its Affiliates, such payment by the Plan is not intended to waive the right of the Company or any of its Affiliates to offset against Deferred Compensation under the Plan and shall not be deemed a waiver of such right.

24. Claims and Appeals

(a) Participants, beneficiaries, alternate payees or their authorized representatives disputing an adverse benefit determination, payment amount or plan interpretation that relates to their current receipt of Plan benefits, exercise of a current right available under the Plan or to assert a failure to administer the Plan in accordance with its terms must file a claim.

(b) Claims must be filed in a timely manner as determined by the Plan Administrator and must be sent to the location below in writing to be considered a claim. If a Participant is about to receive a withdrawal or distribution from the Plan, the Participant shall have six (6) months from the date that the distribution (first benefit payment) is made to bring a claim hereunder challenging the calculation of the benefit distributed to the Participant. Claims must be made in writing and sent to:

Brighthouse Human Resources

11225 North Community House Road

Charlotte, North Carolina 28277

(c) Responses to these requests will be made within 90 days. Response time can be extended by the Plan Administrator in writing if the Plan Administrator determines that investigating the claim will take additional time.

(d) Participants whose claims are denied will receive a written explanation for the denial. The explanation will include the reason(s) for the denial, plan provision(s) upon which the decision was based, additional material or information that may be needed and appropriate steps to be taken to submit an appeal for a full and fair review.

(e) Participants receiving a denial have 60 days from the date on the letter to appeal the determination and to provide additional information bearing on the claim for benefits that has not been previously disclosed. After that period no further administrative appeals can be made. Appealing participants can submit written comments, documents, records and other information relating to the claim as part of the review and are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. Appeals must be made in writing and sent to:

Brighthouse Plan Administrator

11225 North Community House Road

Charlotte, North Carolina 28277

(f) The review by the Plan Administrator or his, her or its designee will take into account all comments, documents, records and other information submitted by the claimant at the time of the appeal. The initial adverse decision will not receive deference in the appeal decision making process.

(g) The Plan Administrator will review the appeal documentation and make a determination within 60 days. The appeal response time can be extended for another 60 days by the Plan Administrator in writing for cases that the Plan Administrator determines that additional time is needed to resolve.

(h) Participants whose appeals are denied will receive a written explanation for the denial. The explanation will include the reason(s) for the denial and the plan provision(s) upon which the decision was based. The Plan Administrator or his or her designee has full discretion in making all required determinations.

(i) Upon exhaustion of the administrative review process, the Plan Administrator is no longer required to respond to the Participant’s written inquiries on the issue that was the subject of the appeal as the appeal determination is final and binding. Participants have the right to file a civil suit under Section 502(a) of ERISA, no later than six (6) months from the date of the final appeal denial, to further challenge entitlement to the request being denied.

IN WITNESS WHEREOF, this Brighthouse Services, LLC Temporary Incentive Deferred Compensation Plan is hereby restated.

Brighthouse Services, LLC

By:	/s/ Vonda Huss
Vonda Huss
Chief Human Resources Officer

Date:	3/15/18

Witness:	/s/ Andrea McKee